Exhibit 99.1

Pareteum Announces Favorable Shareholders’ Vote

Chairman’s Update Letter Details Company Progress

NEW YORK, NEW YORK – PRNewswire – September 13, 2018 - Pareteum Corporation (NYSE American: TEUM), (“Pareteum” or the “Company”), the rapidly growing Global Software Defined Cloud company, delivering award winning mobile enablement solutions, announced today the issuance of a shareholder update letter from its Executive Chairman and Principal Executive Officer, Hal Turner.

Dear Fellow Shareholders,

Today, your voice has been heard in resounding fashion. Your votes have been counted and reported through our Annual General Meeting (AGM). Your collective vote enabled us as follows:

•	To comfortably meet quorum, with ~ 80% of shares voted
•	To attain “FOR” on all seven propositions; with a range of ~80% - 98% in favor for all binary votes
•	Your voice was strongest in casting a 98% “FOR” vote to issue the shares to acquire Artilium!
•	We now expect to close the Artilium transaction by October 1, 2018.

We offer our sincere THANK YOU for your demonstrable support of the company, affirming our clear mandate to hyper-accelerate our growth through targeted consolidation and to continue to disrupt markets with our software and our ambitious strategies and business plans.

Your overwhelming approval of the Artilium acquisition means expanding the successful strategic alliance we have enjoyed with Artilium since October 2017, through the full integration of our two companies. The resulting fully-integrated business, will be accretive from a financial perspective, will strengthen our establishment of expanded-scale service delivery, and will enhance our ability to sell to larger accounts globally and continue to convert our substantial growing 36 Month Contractual Revenue Backlog (36MCRB). The following snapshot shows key measures of the new business, on a pro forma basis, post-closing (assuming the businesses had been fully combined for the whole financial year ending 31 December 2018):

•	Employees: ~150, globally deployed
•	Connections: ~4.2 million
•	Revenue: ~$49 million
•	Adjusted EBITDA: ~$11.9 million

We expect this dramatic increase in scale to be recognized by the market in our overall value in due course, especially as we continue to attract long-term and increasingly institutional investors, who share our confidence in our ability to execute on our plans, as we have consistently shown we can.

In looking at the balance of the year ahead, we can take a moment to recap the strong results achieved so far this year, and as reported through Q2:

•	Revenues of $6 million, up 85% Year-Over-Year
•	Net Income of $1,656,338 or EPS of $0.03 per Share (versus net loss of ($1.3 million) in the second quarter of 2017)
•	Adjusted EBITDA improved by over $834K, or 180%, to $1.3 million
•	EBITDA of $597,263 (improved by over $898K, or 298%, to $597,263)
•	Connections, a Lead Indicator of Revenue, Increased 225% over the Second Quarter of 2017 and 23% Increase Over the First Quarter of 2018
•	Raised 2018 Outlook to > 80% Revenue Growth
•	Operating Cash Flow Net of Restructuring and Acquisition Related Expenditures of $565K for the six months ended June 30, 2018
•	Dollar based net expansion rate of 161% for contracts added since 2017

Based upon our stellar Q2 results and our visibility into Q3 and Q4 operating performance, we remain very bullish in our outlook. For the financial year ending 31 December 2018:

•	We stand firmly by our formal guidance of over 80% revenue growth for 2018, and we plan to issue an updated outlook statement following completion of the Artilium acquisition on October 1, 2018;
•	We will be reporting results on a standalone (Pareteum and Artilium) and combined view (Pareteum plus Artilium) for Q4, and full year 2018;
•	We reiterate our guidance that, with our current cost structures, Pareteum expects positive EBITDA and cash from continuing operations for the full year 2018, adjusted for restructuring and acquisition related costs;
•	Our 36MCRB of revenue and connections (our proxy for connected devices and their usage) will soon also be updated and we note that to date we exceeded 100% of our plan for converting revenue and connections from backlog.

Pareteum’s Sales Teum, led by Chief Revenue Officer, Rob Mumby, and Chief Executive Officer, Vic Bozzo, continue to produce similar or better results than those that led to our over-80% year-over-year revenue increase, and to our Net Dollar expansion rate of 161%. Our Sales Teum’s initiatives succeed, because, simply stated, customers find great value in our Global Software Defined Cloud and the SuperAPI capabilities to enable more rapid revenue generation from almost anything from movies, music, games, messaging and mobility services while substantially saving costs compared to our competitors’ solutions. It is deeply gratifying to see that we have built a software platform and business model that enables TEUM to succeed, as our customers succeed.

We believe this already excellent performance will further improve with the acquisition of Artilium, and with the benefit of Bart Weijermars’ leadership as we expand in Europe. Similarly, our enhanced presence in Asia, under Manjot Mann’s leadership, is also showing signs of great promise in some of the world’s most rapidly growing markets, where we expect significant demand.

To illustrate Pareteum’s role in the growth and success of our customers, here follows a quote from a large Brazilian customer contract we previously announced. The customer, not previously identified, is Telecall, a Brazilian National Carrier with their own Fiber Ring servicing Enterprise, IoT, B2B, Personal Mobile and IP PBX. Telecall selected us to add enterprise Mobility Services.

Allan Ajuz, Chief Executive Officer of Telecall, commented, “I have chosen to work with Pareteum because of their customer centric approach in simplifying complex software, communications, and IT problems. Pareteum’s software solutions accelerated our new service offerings and market entry with their simple cloud-based APIs. We can now offer a personalized experience to each individual enterprise, consumer and device we manage.  We looked at all of the options in this space, including the large integrators and software vendors, the MNOs legacy systems and Niche Software systems. We found the only truly integrated software and communications API-based solution to be Pareteum. Now we can add products and services, or dynamically change products and services, at will, using the Pareteum SuperAPI … it’s absolutely a great solution!”

Telecall, like all large and successful businesses, clearly shares our vision that software is strategic to their business, and we’re increasingly seeing new and innovative use cases for our Software Defined Cloud platform and we expect this trend to increase, particularly as we emphasize developer engagement through our sales initiatives.

You may also expect our aggressive go-to-market plans to establish more attractive strategic alliances and market consolidation throughout the globe. In working with our advisors, Denis McCarthy (who leads our corporate development strategy) and I are very pleased at the interest that has been expressed with new strategic alliances and synergistic opportunities.

I will leave you with this: our strategies are expected to enable and accelerate the world’s shift to an open mobility and application network. As we enjoy even greater successes, it will accelerate the pace of innovation in the world, create more economic freedom, and provide better mobility services to billions of underserved people.

We look forward to continued success for the remainder of 2018 and into 2019 with the driving force of our company: We are all in sales!

All good wishes to you our shareholders … we will update you again following completion of the Artilium acquisition and during our Q3 earnings call in November, and of course, you will see the ongoing evidence of the Teum’s sales and 36MCRB conversion from our future announcements.

Robert H. Turner

Executive Chairman & Principal Executive Officer

Pareteum Corporation (NYSE American: TEUM)

About Pareteum Corporation:

Pareteum Corporation (NYSE American: TEUM) is a rapidly growing Global Software Defined Cloud company with a mission to connect “every person and everything.” Organizations use Pareteum to energize their growth and profitability through our Global Software Defined Cloud and complete turnkey solutions featuring relevant content, applications, and connectivity worldwide. Our Cloud platform services partners (technologies integrated into our cloud) include: HPE, IBM, Ribbon Communications (Sonus+GenBand), NetNumber, Oracle, Microsoft, and other world class technology providers. All of the relevant customer acquired value is derived from Pareteum’s leading Global Software Defined Cloud, delivering award-winning mobile enablement, regardless of the user’s location or network. By harnessing the value of communications, Pareteum serves retail, enterprise and IoT customers. Pareteum currently has offices in New York, Sao Paulo, Madrid, Barcelona, Bahrain and the Netherlands. For more information please visit: www.pareteum.com.

Forward Looking Statements:

Certain statements contained herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, without limitation, statements with respect to Pareteum’s plans and objectives, projections, expectations and intentions. These forward-looking statements are based on current expectations, estimates and projections about Pareteum’s industry, management’s beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Because such statements involve risks and uncertainties, the actual results and performance of Pareteum may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, Pareteum also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from those projected or suggested in Pareteum’s filings with the Securities and Exchange Commission, copies of which are available from the SEC or may be obtained upon request from Pareteum Corporation.

Contractual Revenue Backlog Definition:

Contractual Revenue Backlog, 36MCRB, or just Backlog, a Non-GAAP measure is measured on a forward looking 36 month snapshot view monthly, and, is generated by each of the Company’s Managed Services, Global Software Defined Cloud, and Application Exchange & Developer’s Platform customers. The Pareteum multi-year Software-as-a-Service agreements include service establishment and implementation fees, guaranteed minimum monthly recurring fees, as well as contractually scheduled subscribers, in some cases including subscriber usage, during the term of the agreement, and, their resulting monthly contractual revenue. There can be no assurances that we reach the total contract revenue backlog. Timing of revenue recognition may vary from actual results.

EBITDA and Adjusted EBITDA Definition:

“EBITDA” is a non-GAAP measure defined as earnings before interest, taxes, depreciation and amortization. “Adjusted EBITDA” is a non-GAAP measure defined by Pareteum as “EBITDA” excluding stock based compensation, restructuring charges, nonrecurring expenditures and certain software and non-cash adjustments made during the 2016 restructuring that are not applicable in 2017 and 2018.

Pareteum Investor Relations Contacts:

Ted O’Donnell

Chief Financial Officer

(212) 984-1096

InvestorRelations@pareteum.com

Stephen Hart

Hayden IR

(917) 658-7878

Carrie Howes

Rayleigh Capital

Dubai- London

T UAE: +971 (0) 55 997 0427 | T UK: +44 (0) 870 490 5443 | T CAN: +1 416 900 3634